Exhibit 99.1

Contact:	Larry Keener Chairman, President and Chief Executive Officer (972) 991-2422

PALM HARBOR HOMES, INC. REPORTS FOURTH QUARTER AND
YEAR-END FISCAL 2005 RESULTS

DALLAS, Texas (May 17, 2005) - Palm Harbor Homes, Inc. (Nasdaq/NM:PHHM) today reported financial results for the fourth quarter and fiscal year ended March 25, 2005.

Net sales for the fourth quarter totaled $147.7 million compared with $129.8 million in the year-earlier period. Net income for the fourth quarter of 2005 totaled $2.0 million, or $0.09 per share, compared with a net loss of $3.2 million, or $0.14 per share, a year ago. The financial results for the fourth quarter include $1.8 million, or $0.08 per share, net of tax, for income earned on a real estate investment. Net sales for fiscal 2005 were $610.5 million compared with $578.5 million a year ago. Net loss for fiscal 2005 totaled $3.8 million, or $0.17 per share, compared with a net loss of $6.0 million, or $0.26 per share, for fiscal 2004. The financial results for fiscal 2005 include $2.8 million, or $0.12 per share, net of tax, for charges related to closing sales centers, streamlining retail operations and idling a production line.

Larry Keener, chairman, president and chief executive officer of Palm Harbor Homes, Inc., remarked, “We are very pleased to report a solid, profitable quarter to end fiscal 2005 on a positive note for Palm Harbor. These results clearly reflect the benefit of the strategic actions we put in place to more effectively position the Company for the future. We have streamlined our Company-owned retail operations, adjusted our Texas factory capacity, and further adjusted our cost structure to be consistent with current market demand. As a result of these consolidations, we believe we have the appropriate capacity and the right cost structure to realize our goal of restoring Palm Harbor to profitable operations in fiscal 2006. “

“Looking ahead, we are encouraged by the trends in the industry and in our own business compared with conditions a year ago,” added Keener. “Our improved top line growth this quarter reflects stronger consumer demand and higher average sales prices, and we expect these trends to continue in the right direction. Additionally, our year-end factory-built housing backlog was almost 20 percent higher than it was a year ago, another positive indication for fiscal 2006. Sales of our modular products continue to grow at double-digit rates, and accounted for almost 20 percent of sales this quarter compared with 12 percent a year ago. Our innovative Discovery series of modular homes has been extremely popular with dealers and customers and continues to drive more customer traffic. With a product offering of exceptional value, the highest levels of customer satisfaction in the industry, and a disciplined management team focused on revenue growth and cost control, we enter fiscal 2006 optimistic about our business and our prospects.”

Kelly Tacke, chief financial officer of Palm Harbor Homes, Inc., commented, “We ended fiscal 2005 on solid ground with our balance sheet reflecting over $46 million in cash and cash equivalents. Our tight focus on expense control has served us well this year and throughout the downturn in the industry. Going forward, the resulting cost reductions taken last quarter should now approximate $5.0 million, after taxes, annually. We believe our continued efforts to manage costs at every level of our business, coupled with our strong financial condition, will position us to return to sustained profitability in fiscal 2006.”

     A conference call regarding this release is scheduled for Wednesday, May 18, 2005, at 9:00 a.m. (Central Time) 10:00 a.m. (Eastern Time). Interested parties can access a live simulcast on the Internet at www.PalmHarbor.com or www.earnings.com. A 30-day replay will be available on both websites.

     Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of multi-section manufactured homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance.

PALM HARBOR HOMES, INC.
Condensed Consolidated Financial Results

	Fourth Quarter Ended
	March 25,	March 26,
	2005	2004
Net sales	$147,710,000	$129,804,000
Net income (loss)	1,992,000	(3,212,000)
Net income (loss) per share — basic and diluted	0.09	(0.14)

	Fiscal Year Ended
	March 25,	March 26,
	2005	2004
Net sales	$610,538,000	$578,465,000
Net loss	(3,823,000)	(6,017,000)
Net loss per share — basic and diluted	(0.17)	(0.26)

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

PALM HARBOR HOMES, INC.
Statements of Operations

(Dollars in thousands, except earnings per share)

For the fourth quarter and fiscal year ended March 25, 2005 and March 26, 2004

	Fourth Quarter Ended		Fiscal Year Ended
	March 25,	March 26,	March 25,	March 26,
	2005	2004	2005	2004
	(Unaudited)
Net sales	$147,710	$129,804	$610,538	$578,465
Cost of sales	108,768	95,304	455,960	427,826
Selling, general and administrative expenses	35,950	37,881	154,931	157,414

Income (loss) from operations	2,992	(3,381)	(353)	(6,775)
Interest expense	(2,678)	(1,438)	(8,990)	(5,566)
Equity in earnings (loss) of limited partnership	(280)	(225)	(763)	1,848
Other income	3,562	575	4,165	1,440

Income (loss) before income taxes	3,596	(4,469)	(5,941)	(9,053)
Income tax (expense) benefit	(1,604)	1,257	2,118	3,036

Net income (loss)	$1,992	$(3,212)	$(3,823)	$(6,017)

Net income (loss) per common share – diluted	$0.09	$(0.14)	$(0.17)	$(0.26)

Weighted average common shares outstanding – assuming dilution	22,830	22,848	22,832	22,857

Condensed Balance Sheets

(Dollars in thousands)
March 25, 2005 and March 26, 2004

	March 25,	March 26,
	2005	2004
Assets
Cash and cash equivalents	$46,197	$50,760
Trade receivables	52,311	48,801
Loans held for investment, net	132,400	96,698
Inventories	128,420	113,799
Property, plant and equipment, net	71,324	82,547
Other assets	141,328	129,217

Total Assets	$571,980	$521,822

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$106,887	$105,252
Floor plan payable	30,888	84,069
Other liabilities	181,298	76,448
Shareholders’ equity	252,907	256,053

Total Liabilities and Shareholders’ Equity	$571,980	$521,822

PALM HARBOR HOMES, INC.
Quick Facts

	Fourth Quarter Ended		Fiscal Year Ended
	March 25,	March 26,	March 25,	March 26,
	2005	2004	2005	2004
FACTORY-BUILT HOUSING:
Company-owned superstores and builder locations:
Beginning	126	152	149	158
Added	1	2	6	8
Closed	(6)	(5)	(34)	(17)

Ending	121	149	121	149

Factory-built homes sold through:
Company-owned superstores and builder locations	1,028	1,191	4,762	5,846
Independent dealers and builders	829	551	3,186	2,370

Total factory-built homes sold	1,857	1,742	7,948	8,216

Factory-built homes sold as:
Single-section	84	101	355	474
Multi-section	1,410	1,432	6,211	6,780
Modular	363	209	1,382	962

Total factory-built homes sold	1,857	1,742	7,948	8,216

Average sales prices:
Manufactured housing – retail	$73,000	$70,000	$73,000	$68,000
Manufactured housing – wholesale	$58,000	$49,000	$55,000	$46,000
Modular housing – retail	$145,000	$152,000	$135,000	$146,000
Modular housing – wholesale	$69,000	$73,000	$71,000	$67,000

Homes produced	1,860	1,780	7,936	7,655
Internalization rate (manufactured and modular)	55%	68%	60%	71%

FINANCIAL SERVICES
Loan originations:
CPM	170	251	922	1,267
BSM	246	218	980	1,126